SUBSIDIARY PUT OPTION AGREEMENT

This Subsidiary Put Option Agreement (the “Agreement”) is entered into and made effective as of May 13, 2011 (“Effective Date”), by and between Michael Davis, an individual, and Wendi Davis, an individual (each, a “Purchaser” and, collectively, the “Purchasers”) and Southern Bella, Inc., a Delaware corporation (the “Company”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Purchasers are currently the President, Chief Executive Officer, Chief Financial Officer, Secretary, and all Directors of the Company, and are the beneficial owners of Eight Million One Hundred Sixty Six Thousand Six Hundred Sixty Seven (8,166,667) shares of the Company’s common stock, which represents ownership of ninety four percent (94%) of the Eight Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (8,666,667) shares of the Company’s common stock that are issued and outstanding as of the Effective Date;

WHEREAS, the Purchasers are also the President, Secretary-Treasurer and represent all of the Directors of the Company’s subsidiary and sole operating entity, Uptone Pictures, Inc. (“Uptone”), of which the Company holds One Hundred Percent (100%) of Uptone’s One Hundred (100) shares of issued and outstanding common stock (the “Uptone Shares”);

WHEREAS, the Purchasers are contemporaneously entering into an Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”) with Geoff Evett, an individual (“Evett”), pursuant to which Evett will acquire one hundred percent (100%) of the Purchasers’ current holdings of Eight Million One Hundred Sixty Six Thousand Six Hundred Sixty Seven (8,166,667) shares of the Company’s common stock for an aggregate purchase price of Two Hundred Twenty Thousand Dollars ($220,000.00) (“Stock Purchase”) and, thereby, will become the majority stockholder of the Company;

WHEREAS, the Company is contemplating selling the Uptone Shares and the Purchasers have expressed an interest in continuing to manage Uptone’s operation and business; therefore, as further consideration for Evett’s execution and completion of the transactions contemplated by the Stock Purchase Agreement, Purchasers desire to grant the Company and the Company desires to accept a put option to require Purchasers to purchase from the Company one hundred percent (100%) of the Uptone Shares subject to the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and representations and subject to the conditions herein, the Parties hereto agree as follows:

1.           Grant of Put Option.  On and following the Effective Date, the Company shall have the option to sell (the “Put Option”) and, upon and following exercise of the Put Option, the Purchasers, jointly and severally, shall have the obligation to purchase, all of the Uptone Shares for a total aggregate purchase price of One Hundred Dollars ($100.00) (the “Purchase Price”).  The Put Option hereby granted may be exercised any time on or prior to May 13, 2014 (three years after the Effective Date), subject to earlier termination as provided herein (the “Option Deadline”) (the period between the Effective Date and the Option Deadline being referred to as the “Option Period”), upon written notice delivered by the Company to the Purchasers and the Escrow Agent five (5) business days before the proposed closing of the sale of the Uptone Shares pursuant to the Put Option.

2.           Terms of Exercise of Put Option and Purchase of the Uptone Shares.

2.1           Closing.  Promptly upon the Purchasers’ receipt of the written notice conveying the Company’s intent to exercise the Put Option as set forth in Section 1, the Parties shall deliver to Locke Lord Bissell & Liddell LLP, as escrow agent (the “Escrow Agent”) pursuant to the terms of that certain Escrow Agreement dated as of May 13, 2011, attached hereto as Exhibit A, and incorporated herein by reference (the “Escrow Agreement”), such closing deliverables as set forth in Sections 2.1.1 and 2.1.2 below (the “Closing Deliverables”).  On the date the Escrow Agent receives such Closing Deliverables and provided the Closing Conditions set forth in Section 2.2 have been satisfied or waived, the Closing of the transaction will occur and the Closing Deliverables shall be released in accordance with the Escrow Agreement (the “Closing”).  The Closing shall take place at the offices of Locke Lord Bissell & Liddell LLP, 500 Capitol Mall, Suite 1800, Sacramento, CA 95814 at 10:00 a.m. Pacific time within two (2) business days after the satisfaction or waiver of the Closing Deliverables and Closing Conditions, but in no event more than two (2) business days after the Option Deadline, unless extended by the mutual written consent of the parties (“Closing Date”).

2.1.1           The Purchasers’ Deliverables.  The Purchasers shall deliver the following to the Escrow Agent:

(a)           a cash payment in the amount of the Purchase Price via wire transfer of same day available funds; and

(b)           such other agreements, instruments or documents as may be reasonably requested to effect the transfer of the Uptone Shares to the Purchasers.

2.1.2           The Company’s Deliverables.  The Company shall deliver the following to the Escrow Agent:

(a)           a certificate or certificates representing the Uptone Shares, duly endorsed for transfer with such medallion guarantees, notarization and/or other similar certification as may be required by Uptone’s transfer agent, if any; and

(b)           such other agreements, instruments or documents as may be reasonably requested to effect the transfer of the Uptone Shares to the Purchasers.

2.2           Closing Conditions.  The following conditions precedent shall be satisfied or waived prior to the Closing Date:

2.2.1           The Board of Directors and the stockholders of the Company shall have duly approved the transfer of the Uptone Shares to the Purchasers; and

2.2.2           The Company shall have filed with, and mailed to its stockholders, any and all proxy statements and/or information statements required by SEC Regulation 14A or 14C, as applicable.

3.           Representations and Warranties of the Purchasers.  Each Purchaser hereby represents and warrants to the Company, that as of the Effective Date and as of the Closing Date:

3.1           Authority.  Each Purchaser has full power and authority to enter into this Agreement and the Escrow Agreement, and such agreements constitute such Purchaser’s valid and legally binding obligation, enforceable in accordance with their respective terms.

3.2           Purchase Entirely for Own Account.  Each Purchaser is acquiring the Uptone Shares for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to, or for, resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Uptone Shares.

3.3           Investment Experience.  Each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Uptone Shares, and has evaluated the merits and risks of such investment.  Each Purchaser is able to bear the economic risk of an investment in the Uptone Shares and, at the present time, is able to afford a complete loss of such investment.

3.4           Accredited Investor.  Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.6           Restricted Securities.  Each Purchaser understands that the Uptone Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may by resold without registration under the Securities Act only in certain limited circumstances.  Each Purchaser acknowledges and understands that resale of the Uptone Shares may be restricted indefinitely unless they are subsequently registered under the Securities Act and qualified under applicable state securities laws or an exemption from such registration and such qualification is available.

3.7           Legends.  It is understood that the certificates evidencing the Uptone Shares may bear one or all of the following legends:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

3.8           No General Solicitation.  Each Purchaser has not been offered any of the Uptone Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, the Internet, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

4.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers, that as of the Effective Date and as of the Closing Date:

4.1           Organization, Good Standing and Qualification.  The Company and Uptone are entities duly incorporated, validly existing and in good standing under the laws of the State of Delaware and North Carolina, respectively, and have all requisite power and authority to carry on their business as now conducted and to own and use their properties.  Neither the Company nor Uptone is in violation of any of the provisions of their respective certificate or articles of incorporation, bylaws, or other organizational or charted documents.

4.2           Capitalization of Uptone.  The authorized capital stock of Uptone on the Effective Date and as of the Closing Date will consist of 100,000 shares of common stock, of which 100 shares will be issued and outstanding.  No shares of preferred stock are authorized.  There are no shares of capital stock issuable pursuant to any stock plans of Uptone, nor are there any shares of capital stock issuable or reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of Uptone.  All of the issued and outstanding shares of Uptone’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Uptone.  As used in this Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

4.3           Authorization.  The Company is not a party to any agreement, written or oral, creating rights in respect of any of Uptone Shares in any third person or relating to the voting of the Uptone Shares.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.4           Valid Issuance; No Encumbrances.  The Company is the lawful owner of the Uptone Shares, free and clear of all security interests, liens, encumbrances, equities and other charges.

5.           The Purchasers’ Covenants.  The Purchasers make the following covenants as of the Effective Date, through and including the date of Closing or termination of the Agreement pursuant to Section 8:

5.1           Conduct of Business.  During the Option Period, by virtue of the fact that the Purchasers will be the President, Secretary-Treasurer and all Directors of Uptone, the Purchasers shall use reasonable efforts, to the extent such efforts are within the Purchasers’ control, to cause Uptone’s business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.  The Purchasers shall not, except as otherwise disclosed in this Agreement and unless they have the Company’s written consent and any other approvals required by applicable law:

5.1.1           Cause Uptone to merge or consolidate with any other entity or acquire or agree to acquire any other entity;

5.1.2           Sell, transfer, or otherwise dispose of any material assets required for the operations of the Uptone’s business except in the ordinary course of business consistent with past practices;

5.1.3           Cause Uptone to create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on Uptone’s material assets, except those in existence on the Effective Date or those granted pursuant to agreements in effect on the date of this Agreement; and

5.1.4           Cause Uptone to issue any additional shares of capital stock or take any action affecting the capitalization of Uptone.

5.2           Cooperation with Escrow.  During the Option Period, the Purchasers shall cooperate with the Company in establishing an escrow in furtherance of Section 2, above, for purposes of facilitating the Closing, including entering into such escrow agreements as may be reasonably necessary or requested by Escrow Agent.

5.3           Cooperation with Disclosures Required in the Company’s Securities Filings.  The Purchasers understand that the Company continues to be obligated to file reports and registration statements under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Filings”), on a timely basis.  During the Option Period, including in furtherance of fulfilling the Closing Conditions under Section 2.2 of this Agreement, the Purchasers shall cooperate with the Company and the Company’s corporate counsel in preparing such SEC Filings and the financial statements which accompany such SEC Filings and will take every effort to ensure that:  (1) the SEC Filings comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, (2) that none of the SEC Filings, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (3) that the financial statements of the Company and Uptone included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, and (4) that the financial statements of the Company and Uptone fairly present in all material respects the financial position of the Company and Uptone as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.           The Company’s Covenants.  The Company makes the following covenants, effective from the Effective Date, through and including the date of Closing, or termination of the Agreement pursuant to Section 8:

6.1           Lock-Up and Voting Agreements.

6.1.1           Lock-Up Agreement.  During the Option Period, the Company will not, without the prior written consent of the Purchasers, directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Uptone Shares.  The Company agrees and consents to the entry of stop transfer instructions with Uptone’s transfer agent, if any, and registrar against the transfer of the Uptone Shares, except in compliance with this Agreement.

6.1.2           Voting Agreement.  During the Option Period, at such time as Uptone conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders, the Company shall vote the Uptone Shares in favor of, or provide a consent with respect to, appointing the Purchasers as the sole directors of Uptone.

6.1.3           Termination of the Lock-Up and Voting Agreements.  In the event that the Purchasers substantially breach their covenants and obligations under this Agreement and do not rectify such breach within ten (10) days after the Company provides written notice of the same to the Purchasers, the Company’s covenants and obligations under this Section 6.1, and any related rights of the Purchasers regarding the same, will immediately terminate.

6.2           Securities Filings.  The Company shall make such filings with the SEC as may be required to satisfy the Closing Conditions set forth in Section 2.2 above.  During the Option Period, the Company will take every effort to ensure that: (1) the SEC Filings comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, (2) that none of the SEC Filings, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (3) that the financial statements of the Company and Uptone included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, and (4) that the financial statements of the Company and Uptone fairly present in all material respects the financial position of the Company and Uptone as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.3           Cooperation with Escrow.  During the Option Period, the Company shall cooperate with the Purchasers in establishing an escrow in furtherance of Section 2, for purposes of facilitating the Closing, including entering into such escrow agreements as may be reasonably necessary or requested by Escrow Agent.

7.           Indemnification.

7.1           Scope of Indemnification.  Each Purchaser, severally and jointly, covenants and agrees that he/she will indemnify, defend and hold harmless the Company, its directors, officers, employees or agents against and in respect of all claims, causes of action, demands, costs, expenses, obligations, liabilities, recoveries and deficiencies and claims for damage of any nature whatsoever (including interest, penalties, and reasonable attorneys fees) whether known or unknown, direct or indirect, existing or not existing as of the Effective Date, that the Company, its directors, officers, employees or agents may incur or suffer, become liable for or which may be asserted or claimed against the Company, its directors, officers, employees or agents which arise, result from, or relate to Uptone’s operations, acts or omissions prior to the Effective Date, Uptone’s operations, acts or omissions during the Option Period and Uptone’s operations, acts or omissions following the Closing of this Agreement or following termination of this Agreement pursuant to Section 8 (each, individually a “Claim” and, collectively, the “Claims”).

7.2           Reimbursement.  In the event the Company incurs any expenses, fines, liabilities as a result of any Claim, Purchasers shall promptly reimburse the Company for all actual loses, expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys’ fees, court costs and related expenses as they are incurred.

7.3           Survival.  The indemnities in this section shall be deemed to be contractual and shall survive termination of this Agreement.

8.           Term and Termination.  The term of this Agreement shall commence upon the Effective Date and shall continue in full force and effect until the fulfillment of each Party’s respective obligations as set forth herein, unless earlier terminated as provided in this Section 8.  The rights of the Company granted hereby shall be subject to termination as follows:

8.1           Any and all rights of the Company hereunder shall automatically terminate without any action of the Company in the following events:

8.1.1           Upon the mutual written consent of the Company and the Purchasers.

8.1.2           If the Company has not exercised the Put Option granted to it prior to the Option Deadline.

8.1.3           By either Party if any of the conditions set forth in Section 2.2 shall have become incapable of fulfillment.

8.2           Nothing in this Section 8 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

9.           Miscellaneous.

9.1           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Purchasers, as applicable.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2           Counterparts: Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.

9.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4           Notices.  All notices to be given by either party to the other or the Escrow Agent will be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested except as expressly set forth herein.  Notices of change of address or facsimile number shall be effective upon similar means of delivery.  Personal delivery shall be deemed made upon actual delivery, facsimile delivery shall be deemed made upon receipt of facsimile transmission, overnight courier delivery shall be deemed delivered the next day or the day thereafter, and mail delivery, whether first-class, registered or certified shall be deemed delivered three (3) days after delivery to a U.S. Postal Service receptacle or authorized postal service employee.

To the Purchasers:	Michael and Wendi Davis
222 E. Jones Avenue
Wake Forest, North Carolina 27587

To the Company:	Southern Bella, Inc.
3505 Castlegate Court
Lexington, Kentucky 40502
Attn: President, Geoff Evett

To the Escrow Agent:	Locke Lord Bissell & Liddell LLP
500 Capitol Mall, Suite 1800
Sacramento, CA  95814-4704
Attn: Scott E. Bartel

9.5           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchasers.

9.6           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.7           Entire Agreement.  This Agreement, including any Exhibits, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

9.8           Further Assurances.  The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.9.           Advice of Counsel.  Each Party hereby represents and confirms that it has had or waived the opportunity to seek and obtain the advice of its own attorney, advisor and/or accountant regarding the transactions contemplated herein.

9.10           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement (other than by telex or facsimile which shall be deemed improper service).  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.11           Currency.  All amounts referenced and set forth herein hall be in lawful money of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

THE PURCHASERS: /s/ Wendi Davis Wendi Davis /s/ Michael Davis Michael Davis THE COMPANY: /s/ Geoff Evett Name: Geoff Evett Title: President

EXHIBIT A

ESCROW AGREEMENT